UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10 )




                             Winn-Dixie Stores, Inc.
                  --------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                  --------------------------------------------
                         (Title of Class of Securities)

                                   974280 10 9
                  --------------------------------------------
                                 (CUSIP Number)








Check the following box if a fee is being paid with this statement ( ).

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  D.D.I., Inc. - TI# 59-2448386

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           47,873,468
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            42,268
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              47,873,468
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    42,268

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           47,915,736

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           32.2%

12.      TYPE OF REPORTING PERSON


                           CO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:                      D.D.I, Inc.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  4310 Pablo Oaks Court, Jacksonville, FL 32224
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned               47,915,736
         (b)      Percent of Class                        32.2%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                           47,873,468
                  (ii)     shared power to vote or to direct the vote
                           42,268
                  (iii)    sole power to dispose or to direct the
                           disposition of                 47,873,468
                  (iv)     shared power to dispose or to direct the
                           disposition of                 42,268

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
         See Item 7 below and Exhibit I hereto.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   2/4/98
                                           ------------------------
                                                    Date

                                        D.D.I., Inc.

                                        By:  /s/ H. J. Skelton
                                           ------------------------
                                                Signature

                                           H. J. Skelton, President
                                           ------------------------
                                                   Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Davis Family Special Trust 1998- TI# 58-6357288

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           56,106,605
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            42,268
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              56,106,605
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    42,268

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           56,148,873

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           37.8%

12.      TYPE OF REPORTING PERSON


                           OO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing: Davis Family Special Trust 1998
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  3060 Peachtree Road, Suite 920, Atlanta, GA 30305
         (c)      Citizenship:              Georgia - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned          56,148,873
         (b)      Percent of Class                   37.8%

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                           56,106,605
                  (ii)     shared power to vote or to direct the vote
                           42,268
                  (iii)    sole power to dispose or to direct the
                           disposition of            56,106,605
                  (iv)     shared power to dispose or to direct the
                           disposition of            42,268

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   2/4/98
                                       ------------------------------------
                                                    Date

                                     Davis Family Special Trust 1998

                                       By:   /s/ H. J. Skelton
                                       ------------------------------------
                                                Signature

                                           Stephen F. Carley, Trustee
                                       ------------------------------------
                                       By: H. J. Skelton, Attorney-in-Fact*
                                                   Name/Title


*Power of Attorney previously filed with Form 3 for the Davis Family Special Trust 1998 dated December 17, 1997.

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Stephen F. Carley - SS# ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           56,106,605
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            42,268
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              56,106,605
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    42,268

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           56,148,873

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           37.8%

12.      TYPE OF REPORTING PERSON


                           IN

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:             Stephen F. Carley
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  3060 Peachtree Road, Suite 920, Atlanta, GA 30305
         (c)      Citizenship:              Georgia - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned       56,148,873
         (b)      Percent of Class                37.8%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                           56,106,605
                  (ii)     shared power to vote or to direct the vote
                           42,268
                  (iii)    sole power to dispose or to direct the
                           disposition of         56,106,605
                  (iv)     shared power to dispose or to direct the
                           disposition of         42,268

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         2/4/98
                                            ------------------------------------
                                                          Date


                                            By:  /s/ H. J. Skelton
                                            ------------------------------------
                                                    Signature

                                                 Stephen F. Carley
                                            ------------------------------------
                                            By: H. J. Skelton, Attorney-in-Fact*
                                                      Name/Title


*Power of Attorney previously filed with Form 3 for Stephen F. Carley dated December 17, 1997.

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIVAD Investors, L.L.C. - TI# 76-0485018

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           35,132,800
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            -0-
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              35,132,800
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           35,132,800

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           23.6%

12.      TYPE OF REPORTING PERSON


                           OO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:             SIVAD Investors, L.L.C.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned       35,132,800
         (b)      Percent of Class                23.6%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                           35,132,800
                  (ii)     shared power to vote or to direct the vote
                           -0-
                  (iii)    sole power to dispose or to direct the
                           disposition of         35,132,800
                  (iv)     shared power to dispose or to direct the
                           disposition of         -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     2/4/98
                                           ------------------------
                                                      Date

                                        SIVAD Investors, L.L.C.

                                        By:  /s/ H. J. Skelton
                                           ------------------------
                                                  Signature

                                           H. J. Skelton, President
                                           ------------------------
                                                  Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DAVFAM, Ltd. - TI# 76-0485021

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           35,132,800
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            -0-
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              35,132,800
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           35,132,800

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           23.6%

12.      TYPE OF REPORTING PERSON


                           PN

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:             DAVFAM, Ltd.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned            35,132,800
         (b)      Percent of Class                     23.6%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                           35,132,800
                  (ii)     shared power to vote or to direct the vote
                           -0-
                  (iii)    sole power to dispose or to direct the
                           disposition of              35,132,800
                  (iv)     shared power to dispose or to direct the
                           disposition of              -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2/4/98
                                               ------------------------
                                                         Date

                                        DAVFAM, Ltd.

                                        By:  /s/ H. J. Skelton
                                             ------------------------
                                              Signature

                                        By: SIVAD Investors, L.L.C.
                                             General Partner
                                             H. J. Skelton, President
                                             ------------------------
                                                  Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  SIVAD Investors II, L.L.C. - TI# 76-0519076

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           9,257,959
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            -0-
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              9,257,959
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           9,257,959

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           6.2%

12.      TYPE OF REPORTING PERSON


                           OO

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:             SIVAD Investors II, L.L.C.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned           9,257,959
         (b)      Percent of Class                    6.2%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                           9,257,959
                  (ii)     shared power to vote or to direct the vote
                           -0-
                  (iii)    sole power to dispose or to direct the
                           disposition of             9,257,959
                  (iv)     shared power to dispose or to direct the
                           disposition of             -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      2/4/98
                                             ------------------------
                                                       Date

                                              SIVAD Investors II, L.L.C.

                                        By:  /s/ H. J. Skelton
                                             ------------------------
                                             Signature


                                             H. J. Skelton, President
                                             ------------------------
                                             Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DAVFAM II, Ltd. - TI# 76-0519077

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Texas - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           9,257,959
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            -0-
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              9,257,959
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    -0-

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           9,257,959

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                           None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           6.2%

12.      TYPE OF REPORTING PERSON


                           PN

Item 1.
         (a)      Name of Issuer: WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:             DAVFAM II, Ltd.
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  910 Louisiana, Suite 3431, Houston, TX 77002
         (c)      Citizenship:              Texas - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 12d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person does not have any current right to acquire additional shares as such right is defined in Rule 13(d)(1).

         (a)      Amount Beneficially Owned            9,257,959
         (b)      Percent of Class                     6.2%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                           9,257,959
                  (ii)     shared power to vote or to direct the vote
                           -0-
                  (iii)    sole power to dispose or to direct the
                           disposition of              9,257,959
                  (iv)     shared power to dispose or to direct the
                           disposition of              -0-

Item 5. Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
                  N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2/4/98
                                               ------------------------
                                                       Date

                                              DAVFAM II, Ltd.

                                        By:   /s/ H. J. Skelton
                                               ------------------------
                                                    Signature

                                        By: SIVAD Investors II, L.L.C.
                                               General Partner
                                               H. J. Skelton, President
                                               ------------------------
                                                     Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  T. Wayne Davis - SS# ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           698,433
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            50,561,024
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              698,433
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    50,561,024

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           51,259,457

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                  None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           34.5%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:                       T. Wayne Davis
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  1910 San Marco Blvd., Jacksonville, FL 32207
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned            51,259,457
         (b)      Percent of Class                     34.5%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                                                       698,433
                  (ii)     shared power to vote or to direct the vote
                           50,561,024

                  (iii)    sole power to dispose or to direct the
                           disposition of              698,433

                  (iv)     shared power to dispose or to direct the
                           disposition of              50,561,024

Item 5:  Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
         N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
         N/A

Item 10. Certification
         N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2/4/98
                                          ----------------------------------
                                                         Date

                                              /s/ H. J. Skelton
                                          ----------------------------------
                                                  Signature

                                              T. Wayne Davis, Director
                                          ----------------------------------
                                          By: H. J. Skelton,Attorney-in-Fact
                                                       Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  A. Dano Davis - SS# ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           1,612,836
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            50,202,859
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              1,612,836
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    50,202,859

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           51,815,695

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                  None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           34.8%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699
Item 2.
         (a)      Name of Person Filing:                       A. Dano Davis
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned            51,815,695
         (b)      Percent of Class                     34.8%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote
                                                       1,612,836

                  (ii)     shared power to vote or to direct the vote
                                                       50,202,859

                  (iii)    sole power to dispose or to direct the
                           disposition of              1,612,836

                  (iv)     shared power to dispose or to direct the
                           disposition of              50,202,859

Item 5. Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
         N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
                  N/A

Item 10. Certification
                  N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          2/4/98
                                              -------------------------------
                                                           Date



                                              /s/  H. J. Skelton
                                              -------------------------------
                                                   Signature

                                              A. Dano Davis, Director
                                              -------------------------------
                                         By:  H. J. Skelton, Attorney-in-Fact
                                                      Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Robert D. Davis - SS# ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           437,264
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            49,065,774
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              437,264
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    49,065,774

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           49,503,038

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES
                                  None Excluded
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           33.3%

12.      TYPE OF REPORTING PERSON

                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:                       Robert D. Davis
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  4310 Pablo Oaks Court, Jacksonville, FL 32224
         (c)      Citizenship:              Florida - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

         The following ownership information is provided as of December 31, 1997. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned            49,503,038
         (b)      Percent of Class                     33.3%
         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                                                       437,264
                  (ii)     shared power to vote or to direct the vote
                                                       49,065,774
                  (iii)    sole power to dispose or to direct the
                           disposition of              437,264
                  (iv)     shared power to dispose or to direct the
                           disposition of              49,065,774

Item 5:  Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
                  N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
                  N/A

Item 8. Identification and Classification of Members of the
Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group
                  N/A

Item 10. Certification
                  N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          2/4/98
                                            -----------------------------------
                                                           Date

                                            /s/ H. J. Skelton
                                            -----------------------------------
                                                     Signature

                                            Robert D. Davis, Director
                                            -----------------------------------
                                            By: H. J. Skelton, Attorney-in-Fact
                                                        Name/Title

1.       NAME OF REPORTING PERSON/S.S.
         or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Charles P. Stephens - SS# ###-##-####

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)( X )
                                                                        (b)(   )
3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Georgia - United States

                           5.       SOLE VOTING POWER
NUMBER OF                           206,895
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            49,842,601
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              206,895
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    49,842,601

 9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                           50,049,496

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES.
                                  None Excluded

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW-9

                           33.7%

12.      TYPE OF REPORTING PERSON


                           IN

Item 1.
         (a)      Name of Issuer:  WINN-DIXIE STORES, INC.
         (b)      Address of Issuer's Principal Executive Offices:
                  5050 Edgewood Ct., Jacksonville, FL 32254-3699

Item 2.
         (a)      Name of Person Filing:               Charles P. Stephens
         (b)      Address of Principal Business Office or, if none,
                  Residence:
                  P. O. Box 2100, Peachtree City, GA 30269
         (c)      Citizenship:              Georgia - United States
         (d)      Title of Class of Securities:               COMMON STOCK
         (e)      CUSIP Number:                      974280  10 9

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      ___Broker or Dealer registered under Section 15 of the Act
         (b)      ___Bank as defined in Section 3(a)(6) of the Act
         (c)      ___Insurance Company as defined in Section 3(a)(19) of the Act
         (d) ___Investment Company registered under Section 8 of the Investment Company Act
         (e) ___Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
         (f) ___Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income
                  Security Act of 1974 or Endowment Fund: see ss.24O.13d-l(b)(ii)(F)
         (g) ___Parent Holding Company, in accordance with ss.240.13d-l(b)(ii)(G) (Note: See Item 7)
         (h)      ___Group, in accordance with ss.240.13d-1(b)ii)(H)
                  Statement filed pursuant to Rule 13d-1(c).

Item 4. Ownership

    The following ownership information is provided as of December 31, 1997. The reporting person has the right to acquire additional shares as such right is defined in Rule 13(d)(1). Such shares are included in this Item 4 and are disclosed in Note (A) to Exhibit I hereto.

         (a)      Amount Beneficially Owned            50,049,496
         (b)      Percent of Class                     33.7%

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote
                                                       206,895

                  (ii)     shared power to vote or to direct the vote
                                                       49,842,601

                  (iii)    sole power to dispose or to direct the
                           disposition of              206,895

                  (iv)     shared power to dispose or to direct the
                           disposition of              49,842,601

Item 5. Ownership of Five Percent or Less of a Class.
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).
         N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
         N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company.
                  N/A

Item 8. Identification and Classification of Members of the Group.
         See Exhibit I for the identity of the group members filing this schedule pursuant to Rule 13d-1(c).

Item 9. Notice of Dissolution of Group.
                           N/A

Item 10. Certification
                           N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                           2/4/98
                                            -----------------------------------
                                                            Date

                                             /s/ H. J. Skelton
                                            -----------------------------------
                                                         Signature

                                             Charles P. Stephens, Director
                                            -----------------------------------
                                            By: H. J. Skelton, Attorney-in-Fact
                                                         Name/Title